Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED

SOLAR DEVELOPMENT ACQUISITION AND SALE AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED SOLAR DEVELOPMENT ACQUISITION AND SALE AGREEMENT (this “Agreement”) is effective as of October 18, 2012 (the “Effective Date”) between Solar Power, Inc., a California corporation, hereafter referred to as (“Buyer”) and Solar Hub Utilities, LLC, a Hawaiian Limited Liability company hereafter referred to as (“Seller”).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Amended and Restated Solar Development Acquisition and Sale Agreement effective as of June 7, 2012 (the “Purchase Agreement”);

WHEREAS, Buyer and Seller wish to amend the Purchase Agreement as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Purchase Agreement and this Amendment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement. The term “Purchase Agreement”, as used in this Amendment shall mean the Purchase Agreement as amended hereby.

2. Amendments to Purchase Agreement.

2.1 Section 1.1.16. Section 1.1.16 is hereby amended, restated and replaced in its entirety as follows:

1.1.16 Cash Advance Cap. No more than a maximum aggregate amount of Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000) shall be funded as a Cash Advance (which amount includes the Two Hundred Fifty Thousand Dollars ($250,000) to be advanced by Buyer pursuant to Section 5.3(b) below), provided that this amount shall be increased by One Million Two Hundred Fifty Thousand Dollars ($1,250,000) upon the advance by Buyer of such sum in connection with the 5MW Project as set forth in Section 5.3(b) below In no event shall the Cash Advance Cap exceed Nine Million Dollars ($9,000,000).

2.2 Section 1.1.21. Section 1.1.21 of the Purchase Agreement is hereby amended to add a new subsection (f) and to renumber the current subsection (f) as Section 1.2.21.5 as follows:

(f) No provision of Hawaii Statutes, including, without limitation the provisions of Hawaii Statute 235-12.5 regarding Renewable Energy Technologies; Income Tax Credit, shall have been amended such that the income tax credit to which the owner of the Project would have been entitled is reduced or subject to additional conditions or qualifications, unless Buyer and Seller have agreed to a Purchase Price reduction for such Project pursuant to which each of Buyer and Seller shares equally in the diminution in resale value of such Project as a result of such change. In the event that Hawaii Statute 235-12.5 is amended, Buyer and Seller shall have not more than ten (10) business days to determine whether the amendment would result in a reduction of resale price for the Project, or subject the owner to additional conditions or qualifications, and if so whether they are in agreement as to any Purchase Price reduction. If no such agreement is reached regarding a Purchase Price reduction, the applicable Project shall be released to Seller as provided for in Section 10.2.2(a)(2)(i).

1.1.21.5 Consents. The term shall have the meaning set forth in Section 8.3.

2.3 Section 1.1.90. A new section 1.1.90 is added as follows:

1.1.90. Overhead. Overhead shall consist of the Base Overhead and Additional Overhead.

2.4 Section 1.1.91. A new section 1.1.91 is added as follows:

1.1.91. Base Overhead. Base Overhead shall be the monthly overhead expenses incurred by Seller in the amount of One Hundred Seventy Thousand Dollars ($170,000) per month for the period beginning November 1, 2012 and ending March 31, 2013. Thereafter, Seller shall propose a new Base Overhead for Buyer’s approval, which shall not be unreasonably withheld, delayed or conditioned.

2.5 Section 1.1.92. A new section 1.1.92 is added as follows:

1.1.92. Additional Overhead. Additional Overhead shall be any monthly overhead expenses incurred by Seller in excess of the Base Overhead. Additional Overhead shall be subject to the review and approval of Buyer as part of the Seller Expense Schedule.

2.6 Section 2.2.1. Section 2.2.1 of the Purchase Agreement is hereby amended, restated and replaced in its entirety as follows:

2.2.1 Purchase Price.

(a) Buyer agrees to pay to Seller the Purchase Price (the “Purchase Price”) pursuant and subject to the provisions of Section 2.2.2 [the Cash Advance] and Section 2.2.3 [Project Payment] in the following dollar amounts: (1) One and 50/100 Dollars ($1.50) per Watt DC capacity for each Project for which Seller provides notice and that is eligible for payment; (2) provided that upon Buyer making the Cash Advance in the amount of $250,000 as set forth in Section 5.3(b), the amount shall be One and 45/100 Dollars ($1.45) per Watt DC capacity for each Project for which Seller provides notice and that is eligible for payment; (3) provided further that if Buyer makes the Cash Advance in the amount of $1,250,000 as set forth in Section 5.3(b), the amount shall be One and 21/100 Dollars ($1.21) per Watt DC capacity for each Project for which Seller provides notice and that is eligible for payment on or prior to July 31, 2013; or (4) One and 15/100 Dollars ($1.15) per Watt DC capacity for each Project for which Seller provides notice and that is eligible for payment after July 31, 2013, provided that this Purchase Price shall not apply to any HECO Projects offered pursuant to Section 8.16 herein, which shall be One and 21/100 Dollars ($1.21) per Watt DC capacity for each such HECO Projects. The Purchase Price provisions of this section shall apply to all Projects and Additional Projects under this Agreement.

(b) It is specifically understood and agreed to by the parties that the Closing and the transfer of title to the Acquired Assets shall occur as set forth in this Agreement, and the payment of the Purchase Price shall occur on a post-Closing basis pursuant to the Cash Advance and Project Payment provisions below.

2.7 Section 2.2.2. Section 2.2.2 of the Purchase Agreement is hereby amended to add the following subsection (f) language:

(f) Notwithstanding any other provision in this Agreement, disbursements of Cash Advance funds from Escrow for the payment of Base Overhead from November 1, 2012 to March 31, 2013 in the amount of $170,000 per month shall not require additional Buyer consent or approval, which Buyer shall have deposited with Escrow Holder no later than the fifth day of each month regardless of whether the remainder of the Seller Expense Schedule has been approved.

2.8 Section 2.2.4. Section 2.2.4 of the Purchase Agreement is hereby amended, restated and replaced in its entirety as follows:

2.2.4. Allocation of Purchase Price. The Purchase Price shall include and be allocated among the Acquired Assets on a per Project basis at the applicable Purchase Price as calculated pursuant to Section 2.2.1 hereof of each Project. Seller and Buyer and their Affiliates shall report, act, and file all Tax returns, form or reports (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with such allocation. Neither Seller nor Buyer shall take any position (whether in audit, Tax returns, or otherwise or with any Authority) that is inconsistent with such allocation, unless required to do so by applicable Law.

2.9 Section 5.3. The Purchase Agreement is hereby amended to renumber the current provisions of Section 5.3 as subsection (a) and to add the following subsection (b):

(b) 5MW Project Cash Advance.

(i) Seller represents and warrants that Seller or its Affiliates have rights to acquire the five (5) MW FIT Tier 3 project known as the D.R. Horton Project located on the island of Oahu (“5MW Project”). Buyer agrees to extend to Seller the amount of Two Hundred Fifty Thousand Dollars ($250,000) as a Cash Advance applicable to the Cash Advance Cap within twenty four (24) hours of the execution of this Amendment. The disbursement of the Cash Advance shall be made through Escrow Holder and shall be used solely for the purposes of the 5MW Project as approved by Buyer in writing.

(ii) Buyer shall additionally have the exclusive option (“Option”), at its sole discretion, make a Cash Advance applicable to the Cash Advance Cap in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000). Buyer shall exercise the Option by written notice to Seller not later than November 5, 2012 (“Exercise Deadline”). If the Option is not exercised by the Exercise Deadline, the Option shall expire and shall be of no further force or effect. If the Option is exercised by the Exercise Deadline, then Buyer shall fund the Cash Advance no later than November 7, 2012 at 9:00 a.m. HST. Seller shall obtain and present to Buyer a written commitment for all other financing required for the Closing of the Purchase and Sale Agreement between D.R. Horton-Schuler Homes, LLC and Ewa Solar LLC, as amended. The disbursement of the Cash Advance shall be made through Escrow Holder and shall be used solely for the purposes of the 5MW Project as approved by Buyer in writing. Buyer’s instructions shall provide that the Cash Advance funds shall only be released upon the receipt into Escrow of all other funds required for and the actual Closing of the Purchase and Sale Agreement between D.R. Horton-Schuler Homes, LLC and Ewa Solar LLC, as amended. Buyer and Seller agree that Buyer shall not have any commitments or obligations with respect to financing the 5WM Project other than the Cash Advance set forth above.

2.10 Section 5.5. The Purchase Agreement is amended to add a new Section 5.5 that provides as follows:

Section 5.5. Additional Cash Advance Conditions. Seller arranged to purchase certain properties in connection with the Projects through one or more affiliated individuals and entities, including, without limitation, Ohana Solar LLC, Richard Jones and MJP Holdings LLC (“Property Entities”). Buyer, without waiving and reserving all rights with regard to this arrangement, and Seller agree that the rights with regard to the properties, and the properties themselves if the purchases are completed, are required to be subject to security interests and encumbrances in favor of Buyer until such time as there is no outstanding Cash Advance balance and not further Cash Advance obligation outstanding under this Agreement. Seller and Property Entities shall execute and deliver appropriate security agreements to satisfy this requirement as soon as possible, but not later than November 15, 2012. Buyer and Seller agree that Buyer shall not authorize additional distributions of Cash Advance funds directly or through Escrow Holder (other than pursuant to Section 5.3(b)(i)) until Seller provides evidence satisfactory to Buyer, in its sole discretion, that such properties are subject to security interests and encumbrances in favor of Buyer. In the event that fee title is obtained to any of the Project properties, this security interest shall be evidenced by a mortgage or deed of trust in favor of Buyer.

2.11 Section 6.22. The Purchase Agreement is amended to add a new Section 6.22 that provides as follows:

6.22 Excluded Parties List System. Seller hereby represents and warrants that neither Seller, its Affiliates, nor any employee of Seller or its Affiliates are listed on the Excluded Parties List System of the United States General Services Administration as proposed for debarment, debarred, or suspended.

2.12 8.15 Delivery Requirements. Seller shall satisfy Project Milestones 1-6 with respect to Projects with an aggregate nameplate capacity of 12 MW by December 31, 2013. Notwithstanding any other provision of this Agreement, the failure of Seller to satisfy this requirement shall, as Buyer’s election by notice to Seller, constitute a Seller Event of Default constituting a Program Default under Section 10.2.2(3) and additionally allowing Buyer to exercise all rights and remedies under Section 10.2.2(4).

2.13 Section 8.16. The Purchase Agreement is amended to add a new Section 8.16 that provides as follows:

Section 8.16. HECO Projects. Seller has represented to Buyer that certain Projects will not be confirmed by the PUC and applicable Utility for the FIT Tier 2 active queue for Oahu. Notwithstanding and without waiving that any Project Defaults or any other provisions of this Agreement, Buyer and Seller agree that Seller shall be required to offer any such Projects to Buyer for purchase under this Agreement if any such Projects subsequently obtain a power purchase agreement.

3. Effect of Amendment. Except as specifically provided herein, this Amendment does not in any way waive, amend, modify, affect or impair the terms and conditions of the Purchase Agreement and all terms and conditions of the Purchase Agreement are hereby ratified and confirmed and shall remain in full force and effect unless otherwise specifically amended, waived, modified or changed pursuant to the terms and conditions of this Amendment.

On and after the Amendment Date, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

4. Choice of Law. This Amendment is to be governed by, and construed in accordance with, the choice of law provisions in the Purchase Agreement.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

[signature page follows]

IN WITNESS THE EXECUTION HEREOF, under seal, in any number of counterpart copies, each of which shall be deemed to be an original for all purposes, as of the Effective Date.

SELLER:		BUYER:

SOLAR HUB UTILITIES, LLC		SOLAR POWER, INC.
a Hawaii limited liability company		a California corporation

By:	/s/ Jill Dunphy Noetzelman	By:	/s/ James R. Pekarsky
Name:	Jill Dunphy Noetzelman	Name:	James R. Pekarsky
Title:	President, Manager	Title:	Chief Financial Officer